Exhibit 99.2

Fastly Announces Update to Q3 2020 Shareholder Letter

SAN FRANCISCO, Oct. 30, 2020 — Fastly, Inc. (NYSE: FSLY) today updated its shareholder letter issued on October 28, 2020. The prior shareholder letter stated that Fastly’s acquisition of Signal Sciences would contribute approximately $8 million of revenue in the fourth quarter of 2020. This represents the deferred revenue that Signal Sciences expected to recognize in the fourth quarter, but does not reflect purchase price accounting adjustments from the acquisition. These adjustments could materially reduce the amount of Signal Sciences’ deferred revenue that will be recognized in the fourth quarter.

This updated shareholder letter can be found on the Investor Relations section of its website at https://investors.fastly.com.

About Fastly
Fastly helps people stay better connected with the things they love. Fastly’s edge cloud platform enables customers to create great digital experiences quickly, securely, and reliably by processing, serving, and securing our customers’ applications as close to their end-users as possible — at the edge of the internet. Fastly’s platform is designed to take advantage of the modern internet, to be programmable, and to support agile software development with unmatched visibility and minimal latency, empowering developers to innovate with both performance and security. Fastly’s customers include many of the world’s most prominent companies, including Vimeo, Pinterest, The New York Times, and GitHub.

This press release contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements include, but are not limited to, statements regarding our future financial and operating performance, including our outlook and guidance and the impact of purchase price accounting with respect to our acquisition of Signal Sciences. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Important factors that could cause our actual results to differ materially are detailed from time to time in the reports Fastly files with the Securities and Exchange Commission (SEC), including in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and our Quarterly Reports on Form 10-Q. Copies of reports filed with the SEC are posted on Fastly’s website and are available from Fastly without charge.

Source: Fastly, Inc.

Investor Contact:
ir@fastly.com

Media Contact:
press@fastly.com